Exhibit 99.2

Quarter-to-Date
Sales Update

December 16, 2008

	October and
(% change versus PY)	November 2008	Commentary
Consolidated Sales	-6%	Underlying sales declined 2% mainly due to weaker Electronics demand. Currency (5%) and natural gas pass-thru +1%.
Merchant Gases	-7%	Lower volumes in all regions due to slower manufacturing. Higher price in all regions on recent increases. Currency (6%).
Tonnage Gases	-1%	Volume growth driven by new plant start-ups was offset by hurricane impacts. Higher natural gas pass-thru +3%. Currency (4%).
Electronics and Performance Materials	-15%	Sales declined sharply on lower volumes across most product lines as recession fears have taken hold in all end markets. Electronics volumes dropped significantly in November as customer utilizations declined sharply. Volume declines were seen across all industry segments with foundries and memory producers leading the decline.
Performance Materials volumes also declined sharply in November
		as customers scaled back production in all regions. Currency (5%).

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results. Effective July 2008, Merchant Gases includes European Healthcare; prior periods have been restated.